News Release

Date: August 4, 2016

American Homes 4 Rent Reports Second Quarter 2016 Financial and Operating Results
AGOURA HILLS, California—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended June 30, 2016.
Highlights

•	Total revenues increased 43.8% to $221.0 million for the second quarter of 2016 from $153.6 million for the second quarter of 2015.

•
Net loss attributable to common shareholders was $10.4 million, or $0.04 per basic and diluted share, for the second quarter of 2016, compared to a net loss attributable to common shareholders of $17.7 million, or $0.08 per basic and diluted share, for the second quarter of 2015.

•
Core Funds from Operations attributable to common share and unit holders for the second quarter of 2016 was $73.5 million, or $0.25 per FFO share and unit, compared to $45.3 million, or $0.17 per FFO share and unit, for the same period in 2015, which represents a 46.8% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the second quarter of 2016 was $62.6 million, or $0.21 per FFO share and unit, compared to $32.1 million, or $0.12 per FFO share and unit, for the same period in 2015, which represents a 76.5% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 62.2% for the second quarter of 2016, compared to 60.0% for the same period in 2015.

•	Core NOI after capital expenditures from Same-Home properties increased 14.8% and 12.4% year over year for the three and six months ended June 30, 2016, respectively.

•	Maintained solid leasing performance with total and Same-Home portfolio leasing percentages of 96.3% and 97.0%, respectively, as of June 30, 2016.

•	Achieved strong rental rate growth with 7.5% and 4.1% rental rate increases on new and renewal leases, respectively, during the quarter ended June 30, 2016.

•
Issuances of 6.5% Series D and 6.35% Series E perpetual preferred shares, which totaled 10,750,000 and 9,200,000 shares, respectively, raising aggregate gross proceeds of $498.8 million, before offering costs of $16.0 million.

"Without a doubt, the second quarter of 2016 was our strongest quarter yet, and I am extremely excited about the progress we are making on all fronts, highlighted by a year over year 14.8% increase in quarterly Core Net Operating Income after capital expenditures from our Same-Home portfolio,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “This quarter demonstrates the strength of our highly stabilized portfolio, as we generated a 76.5% increase in Adjusted Funds from Operations per share and unit and a 46.8% increase in Core Funds from Operations per share and unit, compared to the same period in 2015. Further, we continue to capture the benefits of our recent maintenance initiatives in controlling expenses, and I remain highly confident that we are positioned to continue to generate strong results as we move through the second half of 2016, and beyond.”
Second Quarter 2016 Financial Results
Total revenues increased 43.8% to $221.0 million for the second quarter of 2016 from $153.6 million for the second quarter of 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,729 homes as of June 30, 2016, which includes 7,274 homes acquired from ARPI, compared to 34,903 homes as of June 30, 2015.

Net loss attributable to common shareholders decreased to $10.4 million, or $0.04 per basic and diluted share, for the second quarter of 2016, compared to a net loss attributable to common shareholders of $17.7 million, or $0.08 per basic and diluted share, for the second quarter of 2015. This decrease was primarily attributable to higher revenues, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count and a rise in interest expense due to higher outstanding borrowings.
Core NOI from Same-Home properties increased 9.2% to $66.4 million for the second quarter of 2016, compared to $60.8 million for the second quarter of 2015. This increase was primarily due to higher average occupancy levels and rental rate growth. After capital expenditures, Core NOI from Same-Home properties increased 14.8% to $61.6 million for the second quarter of 2016, compared to $53.6 million for the second quarter of 2015. This additional improvement was attributable to operational enhancements resulting in lower levels of capital expenditures.
Core NOI on our total portfolio increased 43.6% to $120.9 million for the second quarter of 2016, compared to $84.2 million for the second quarter of 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $73.5 million, or $0.25 per FFO share and unit, for the second quarter of 2016, compared to $45.3 million, or $0.17 per FFO share and unit, for the second quarter of 2015. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the second quarter of 2016 was $62.6 million, or $0.21 per FFO share and unit, compared to $32.1 million, or $0.12 per FFO share and unit, for the same period in 2015.
Year-to-Date 2016 Financial Results
Total revenues increased 45.8% to $416.2 million for the six-month period ended June 30, 2016 from $285.4 million for the six-month period ended June 30, 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,729 homes as of June 30, 2016, which includes 7,274 homes acquired from ARPI, compared to 34,903 homes as of June 30, 2015.
Net loss attributable to common shareholders decreased to $14.8 million, or $0.06 per basic and diluted share, for the six-month period ended June 30, 2016 from a net loss attributable to common shareholders of $35.5 million, or $0.17 per basic and diluted share, for the six-month period ended June 30, 2015. This decrease was primarily attributable to higher revenues and a gain on the conversion of Series E convertible units to Series D convertible units, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count and a rise in interest expense due to higher outstanding borrowings.
Core NOI from Same-Home properties increased 7.1% to $131.9 million for the six-month period ended June 30, 2016, compared to $123.2 million for the six-month period ended June 30, 2015. This increase was primarily due to higher average occupancy levels and rental rate growth. After capital expenditures, Core NOI from Same-Home properties increased 12.4% to $123.7 million for the six-month period ended June 30, 2016, compared to $110.1 million for the six-month period ended June 30, 2015. This additional improvement was attributable to operational enhancements resulting in lower levels of capital expenditures.
Core NOI on our total portfolio increased 41.4% to $227.1 million for the six-month period ended June 30, 2016, compared to $160.6 million for the six-month period ended June 30, 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.

Core FFO attributable to common share and unit holders was $137.1 million, or $0.48 per FFO share and unit, for the six-month period ended June 30, 2016, compared to $87.2 million, or $0.33 per FFO share and unit, for the six-month period ended June 30, 2015. Adjusted Funds from Operations attributable to common share and unit holders for the six-month period ended June 30, 2016, was $118.3 million, or $0.42 per FFO share and unit, compared to $63.8 million, or $0.24 per FFO share and unit, for the same period in 2015.
Core NOI, Same-Home Core NOI, Same-Home Core NOI after capital expenditures, Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, and Adjusted FFO attributable to common share and unit holders are supplemental non-GAAP financial measures. Reconciliations to GAAP measures are provided in a schedule accompanying this press release.
Portfolio
As of June 30, 2016, the Company had 44,729 leased properties, an increase of 274 properties from March 31, 2016. As of June 30, 2016, the leased percentage on Same-Home properties was 97.0%, compared to 96.9% as of March 31, 2016.
Investments
During the second quarter of 2016, the Company’s total portfolio grew to 48,038 homes as of June 30, 2016, compared to 47,955 homes as of March 31, 2016, an increase of 83 homes, which included 152 homes acquired and 69 homes sold or rescinded.
Capital Activities and Balance Sheet
In May 2016, the Company issued 10,750,000 of 6.5% Series D cumulative redeemable perpetual preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $268.8 million before offering costs of $8.5 million, with a liquidation preference of $25.00 per share.
In June 2016, the Company issued 9,200,000 of 6.35% Series E cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $230.0 million before offering costs of $7.5 million, with a liquidation preference of $25.00 per share.
During the second quarter of 2016, we repurchased and retired 1.3 million of our Class A common shares at a weighted-average price of $15.59 per share and a total price of $20.0 million.
As of June 30, 2016, the Company had cash and cash equivalents of $270.4 million and had total outstanding debt of $3.2 billion, excluding unamortized discounts on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred loan costs, with a weighted-average stated interest rate of 3.7% and a weighted-average term to maturity of 13.1 years. The Company’s $800.0 million credit facility, which bears interest at 1-month LIBOR plus 275 basis points, had an outstanding balance of $142.0 million at the end of the quarter, which was fully repaid subsequent to quarter-end using proceeds from the 6.35% Series E perpetual preferred share offering.
Additional Information
A copy of the Company’s Second Quarter 2016 Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, August 5, 2016, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2016, and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, August 19, 2016, by calling (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (international), replay passcode number 13641349#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2016, we owned 48,038 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we will continue to capture the benefits of our recent maintenance initiatives and will continue to generate strong results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company’s subsequent filings with the SEC.
Non-GAAP Financial Measures
This press release and the Second Quarter 2016 Supplemental Information Package include FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our liquidity, operating performance or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2016 Supplemental Information Package.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Single-family properties:
Land	$1,475,312	$1,229,017
Buildings and improvements	6,450,233	5,469,533
Single-family properties held for sale	131,762	7,432
	8,057,307	6,705,982
Less: accumulated depreciation	(535,648)	(416,044)
Single-family properties, net	7,521,659	6,289,938
Cash and cash equivalents	270,369	57,686
Restricted cash	133,996	111,282
Rent and other receivables, net	19,280	13,936
Escrow deposits, prepaid expenses and other assets	144,376	121,627
Deferred costs and other intangibles, net	16,399	10,429
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,655	120,655
Total assets	$8,252,400	$6,751,219

Liabilities
Credit facility	$142,000	$—
Asset-backed securitizations, net	2,795,777	2,473,643
Exchangeable senior notes, net	106,434	—
Secured note payable	50,295	50,752
Accounts payable and accrued expenses	215,307	154,751
Amounts payable to affiliates	—	4,093
Contingently convertible Series E units liability	—	69,957
Preferred shares derivative liability	63,240	62,790
Total liabilities	3,373,053	2,815,986

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 237,730,284 and 207,235,510 shares issued and outstanding at June 30, 2016, and December 31, 2015, respectively	2,377	2,072
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2016, and December 31, 2015	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 37,010,000 and 17,060,000 shares issued and outstanding at June 30, 2016, and December 31, 2015	370	171
Additional paid-in capital	4,462,743	3,554,063
Accumulated deficit	(335,684)	(296,865)
Accumulated other comprehensive loss	—	(102)
Total shareholders’ equity	4,129,812	3,259,345

Noncontrolling interest	749,535	675,888
Total equity	4,879,347	3,935,233

Total liabilities and equity	$8,252,400	$6,751,219

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rents from single-family properties	$193,491	$137,818	$361,486	$258,498
Fees from single-family properties	2,724	2,204	4,921	3,535
Tenant charge-backs	20,253	11,962	41,269	20,334
Other	4,504	1,644	8,489	3,009
Total revenues	220,972	153,628	416,165	285,376

Expenses:
Property operating expenses	95,585	71,439	180,586	130,647
General and administrative expense	7,346	6,276	15,403	12,407
Interest expense	35,481	22,003	66,458	37,673
Noncash share-based compensation expense	983	734	1,853	1,430
Acquisition fees and costs expensed	3,489	4,236	9,142	10,144
Depreciation and amortization	79,604	59,221	149,121	112,885
Other	2,087	840	3,340	1,534
Total expenses	224,575	164,749	425,903	306,720

Gain on conversion of Series E units	—	—	11,463	—
Remeasurement of Series E units	—	2,143	—	3,981
Remeasurement of preferred shares	(150)	580	(450)	700

Net (loss) income	(3,753)	(8,398)	1,275	(16,663)

Noncontrolling interest	(761)	3,730	3,075	7,686
Dividends on preferred shares	7,412	5,569	12,981	11,138

Net loss attributable to common shareholders	$(10,404)	$(17,697)	$(14,781)	$(35,487)

Weighted-average shares outstanding—basic and diluted	238,481,265	211,487,164	228,819,566	211,484,461

Net loss attributable to common shareholders per share—basic and diluted	$(0.04)	$(0.08)	$(0.06)	$(0.17)

Non-GAAP Financial Measures
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and six months ended June 30, 2016 and 2015 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(10,404)	$(17,697)	$(14,781)	$(35,487)
Adjustments:
Noncontrolling interests in the Operating Partnership	(616)	3,861	3,296	7,730
Net loss on sale / impairment of single-family properties	68	—	8	—
Depreciation and amortization of real estate assets	78,216	56,866	146,378	108,070
FFO attributable to common share and unit holders	$67,264	$43,030	$134,901	$80,313
Adjustments:
Acquisition fees and costs expensed	3,489	4,236	9,142	10,144
Noncash share-based compensation expense	983	734	1,853	1,430
Noncash interest expense related to acquired debt	1,649	—	2,225	—
Gain on conversion of Series E units	—	—	(11,463)	—
Remeasurement of Series E units	—	(2,143)	—	(3,981)
Remeasurement of preferred shares	150	(580)	450	(700)
Core FFO attributable to common share and unit holders	$73,535	$45,277	$137,108	$87,206
Recurring capital expenditures	(8,755)	(10,200)	(14,772)	(17,985)
Leasing costs	(2,151)	(3,011)	(4,080)	(5,421)
Adjusted FFO attributable to common share and unit holders	$62,629	$32,066	$118,256	$63,800

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.23	$0.16	$0.48	$0.30
Core FFO attributable to common share and unit holders	$0.25	$0.17	$0.48	$0.33
Adjusted FFO attributable to common share and unit holders	$0.21	$0.12	$0.42	$0.24

Weighted-average FFO shares and units:
Common shares outstanding	238,481,265	211,487,164	228,819,566	211,484,461
Class A units	46,812,904	14,440,670	36,489,875	14,440,670
Series C units	—	31,085,974	9,906,519	31,085,974
Series D units	8,750,000	4,375,000	7,331,731	4,375,000
Series E units	—	4,375,000	1,418,269	4,375,000
Total weighted-average FFO shares and units	294,044,169	265,763,808	283,965,960	265,761,105
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) noncash gain or loss on conversion of convertible units and (5) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As many of our homes are still recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net cash flow provided by operating activities or net income (loss) per share, as determined in accordance with GAAP, as a measure of our liquidity, operating performance or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI and Same-Home Core NOI are supplemental non-GAAP financial measures that we define as rents and fees from single-family properties, net of bad debt expense, less property operating expenses for single-family properties, excluding expenses reimbursed by tenant charge-backs and bad debt expense. A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss. Single-family properties that we acquire individually (i.e., not through a bulk purchase) are classified as either stabilized or non-stabilized. A property is classified as stabilized once it has been renovated and then initially leased or available for rent for a period greater than 90 days.
Core NOI and Same-Home Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) depreciation and amortization, (4) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (5) noncash share-based compensation expense, (6) interest expense, (7) general and administrative expense, (8) other expenses and (9) other revenues. We further adjust Same-Home Core NOI by subtracting capital expenditures to calculate Same-Home Core NOI after capital expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
We consider Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures to be meaningful financial measures because we believe they are helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.

Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should be considered only as supplements to net income (loss) as a measure of our performance. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures also should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following is a reconciliation of net loss attributable to common shareholders, determined in accordance with GAAP, to Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures for the three and six months ended June 30, 2016 and 2015 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(10,404)	$(17,697)	$(14,781)	$(35,487)
Dividends on preferred shares	7,412	5,569	12,981	11,138
Noncontrolling interest	(761)	3,730	3,075	7,686
Net (loss) income	(3,753)	(8,398)	1,275	(16,663)
Remeasurement of preferred shares	150	(580)	450	(700)
Remeasurement of Series E units	—	(2,143)	—	(3,981)
Gain on conversion of Series E units	—	—	(11,463)	—
Depreciation and amortization	79,604	59,221	149,121	112,885
Acquisition fees and costs expensed	3,489	4,236	9,142	10,144
Noncash share-based compensation expense	983	734	1,853	1,430
Interest expense	35,481	22,003	66,458	37,673
General and administrative expense	7,346	6,276	15,403	12,407
Property operating expenses for vacant single-family properties (1)	—	3,616	—	8,894
Other expenses	2,087	840	3,340	1,534
Other revenues	(4,504)	(1,644)	(8,489)	(3,009)
Tenant charge-backs	20,253	11,962	41,269	20,334
Expenses reimbursed by tenant charge-backs	(20,253)	(11,962)	(41,269)	(20,334)
Bad debt expense excluded from operating expenses	1,414	1,514	2,483	2,785
Bad debt expense included in revenues	(1,414)	(1,514)	(2,483)	(2,785)
Core net operating income	120,883	84,161	227,090	160,614
Less: Non-Same-Home core net operating income	54,482	23,376	95,202	37,453
Same-Home core net operating income	66,401	60,785	131,888	123,161
Same-Home capital expenditures	4,837	7,161	8,165	13,111
Same-Home core net operating income after capital expenditures	$61,564	$53,624	$123,723	$110,050

(1)	Beginning January 1, 2016, property operating expenses for vacant single-family properties has been included in property operating expenses in the condensed consolidated statements of operations.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com